TERMINATION OF INDEMNIFICATION ESCROW AGREEMENT

         THIS TERMINATION OF INDEMNIFICATION ESCROW AGREEMENT ("Termination Agreement") dated August 1, 2005, is by and among MICROFIELD GROUP, INC., an Oregon corporation ("Microfield"), CHRISTENSON GROUP LLC, an Oregon limited liability company ("Christenson"), and KURT A. UNDERWOOD ("Underwood") (collectively, the "Parties").

                                    RECITALS

         WHEREAS, the Parties are subject to an Indemnification Escrow Agreement dated September 11, 2003 (the "Escrow Agreement"), under which 500,000 shares of Microfield common stock are being held in escrow (the "Escrow Shares");

         WHEREAS, JMW Capital Partners, Inc., an Oregon corporation ("JMW") (now known as Aequitas Capital Management, Inc.), Christenson, Microfield, and Underwood are parties to that certain Stock Sale & Settlement Agreement dated May 10, 2005 (the "Settlement Agreement"), a copy of which is attached as Exhibit A, in which, among other things, the parties agreed that JMW, Christenson, and Microfield would jointly and severally purchase the 203,008 Escrow Shares placed in escrow by Underwood (the "Purchase Shares"); and

         WHEREAS, Underwood has received the purchase price for the Purchased Shares and the parties, therefore, wish to terminate the Escrow Agreement and distribute the Escrow Shares as set forth herein;

         NOW, THEREFORE, it is agreed by and among the parties hereto as follows:

SECTION 1.        RELEASE AND DISTRIBUTION OF PURCHASED SHARES

         Pursuant to Section 4.4 of the Escrow Agreement, which provides that the Escrow Agent is authorized to release a stated number of Escrow Shares pursuant to written instructions executed pursuant to a settlement agreement, the Escrow Agent is hereby instructed to release and distribute the Purchased Shares as follows:

                           102,205 of the shares to Microfield
                           58,801 of the shares to JMW
                           42,002 of the shares to Christenson

SECTION 2.        RELEASE AND DISTRIBUTION OF ESCROW SHARES AND
                  TERMINATION OF ESCROW

         Upon distribution of the Purchased Shares, the Escrow Agent is hereby notified that pursuant to Section 2.3 of the Escrow Agreement, the Final Release Date is the date first listed above, and the Escrow Agent is therefore instructed to release and distribute the remaining Escrow Shares as follows:

                           46,992 shares to TSI Telecommunication Services, Inc. 250,000 shares to Christenson







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         Upon distribution of the remaining Escrow Shares as provided above, the
Escrow Agent is hereby notified that the Escrow Agreement is terminated.

SECTION 3.        TITLES AND SECTION HEADINGS

         Titles of sections and subsections contained in this Termination Agreement are inserted for convenience of reference only, and neither form a part of this Termination Agreement nor are to be used in its construction or interpretation.

SECTION 4.        COUNTERPARTS

         This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

SECTION 5.        NON WAIVER

         No waiver by any party of any breach of any term or condition of this Termination Agreement shall operate as a waiver of any other breach of such term or condition or of any term or condition. No failure to enforce such provision shall operate as a waiver of such provision or of any other provision hereof, or constitute or be deemed a waiver or release of any other party for anything arising out of, connected with, or based upon this Termination Agreement.

SECTION 6.        BINDING EFFECT

         This Termination Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns. The parties recognize and acknowledge that the powers and authority granted to Escrow Agent herein are each irrevocable and coupled with an interest.

SECTION 7.        GOVERNING LAW

         This Termination Agreement has been made entirely within the state of Oregon. This Termination Agreement shall be governed by and construed in accordance with the laws of the state of Oregon. If any suit or action is filed by any party to enforce this Termination Agreement or otherwise with respect to the subject matter hereof, jurisdiction and venue shall be in the Multnomah County, Oregon Circuit Court.

SECTION 8.        TIME OF ESSENCE

         Time is of the essence of this Termination Agreement.

SECTION 9.        ENTIRE AGREEMENT; MODIFICATION

         This Termination Agreement supersedes all prior agreements and constitutes the entire agreement with respect to the subject matter hereof. It may not be altered or modified without the written consent of all parties.







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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Termination Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

MICROFIELD GROUP, INC.                  CHRISTENSON GROUP, LLC

                                        By: AEQUITAS CAPITAL
By: /s/ A. MARK WALTER                      MANAGEMENT, INC., Manager
   ----------------------------
    A. Mark Walter, President

KURT A. UNDERWOOD                       By: /s/ ROBERT JESENIK
                                           ------------------------------------
                                            Robert Jesenik, President

By: /s/ KURT A. UNDERWOOD
   ----------------------------
    Kurt A. Underwood








































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